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                                                                     Exhibit 16



Securities and Exchange Commission
Washington, DC 20549

We were previously the independent certified public accounts for Peoples Financial Corporation (the "Registrant"), and on December 5, 2000, we reported on the consolidated financial statements of the Registrant as of and for the three years ended September 30, 2000. On April 18, 2001, we were dismissed as independent certified public accountants of the Registrant.

We have read the Registrant's statements included under Item 4 of its Form 8-K dated April 25, 2001, and we agree with such statements.

GRANT THORNTON LLP

/s/ Grant Thornton LLP

Cincinnati, Ohio
April 25, 20001